   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1995
                                                     REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                   RASTEROPS
             (Exact name of Registrant as specified in its charter)

      CALIFORNIA              77-0161747
      (State of            (I.R.S. Employer
    incorporation)      Identification Number)

                               2500 WALSH AVENUE
                             SANTA CLARA, CA 95051
                                 (408) 562-4200
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                LOUIS J. DOCTOR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   RASTEROPS
                               2500 WALSH AVENUE
                             SANTA CLARA, CA 95051
                                 (408) 562-4200

(Name, address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------
                                    COPY TO:
                                 ALAN K. AUSTIN
                               GREGORY M. PRIEST
                                MARK L. REINSTRA
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (415) 493-9300
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
    If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the earlier effective number of the Securities Act registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the earlier effective number of the Securities Act registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED
                                                      PROPOSED          MAXIMUM
                                     AMOUNT TO         MAXIMUM         AGGREGATE
     TITLE OF EACH CLASS OF             BE         OFFERING PRICE      OFFERING            AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED (1)(2)  PER SHARE (3)     PRICE (3)        REGISTRATION FEE
Common Stock, no par value......   6,940,469(4)       $9.21875      $63,982,448.59          $22,063

(1) Includes 2,470,469 shares of Common Stock issuable upon exercise of certain warrants (the "Warrants").
(2) Includes a warrant to purchase a variable number of shares of Common Stock which is calculable based upon the outstanding shares of the Registrant's Common Stock at the time of exercise.
(3) Estimated solely for purposes of calculation of the registration fee based on the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on September 12, 1995.
(4) Plus such additional number of shares as are issuable pursuant to antidilution provisions contained in the Warrants.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1995

PROSPECTUS
-------------

                                6,940,469 SHARES

                                   RASTEROPS

                            ------------------------

                                  COMMON STOCK
                                 (NO PAR VALUE)
                            ------------------------

    This Prospectus relates to 6,940,469 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), which include 2,470,469 shares of Common Stock issuable upon exercise of warrants (the "Warrants"), of RasterOps, a California corporation (the "Company"). The Shares may be offered by certain shareholders of the Company (the "Selling Shareholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares were issued in three private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof (the "Private Offerings"). See "Selling Shareholders" and "Plan of Distribution."

    The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such Selling Shareholders. The Company and the Selling Shareholders have each agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

    The Common Stock is traded on the Nasdaq National Market under the symbol "ROPS." On September 12, 1995, the closing price of the Common Stock on the Nasdaq National Market was $9.125.

    SEE "RISK FACTORS," BEGINNING ON PAGE 4, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    Each Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an underwriter within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                            ------------------------
THESE SHARES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is            , 1995.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE SHARES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 1995; and

    (2) the description of the Company's Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A dated March 26, 1990, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Shares offered have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed documents which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in a subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company at 2500 Walsh Avenue, Santa Clara, CA 95051, Attention: General Counsel. The Company's telephone number at that location is (408) 562-4200.

                                  THE COMPANY

    RasterOps (the "Company"), which was incorporated in 1987, designs, develops, manufactures and markets professional quality digital video production and imaging subsystems and true-color, photo realistic graphics and imaging products for Apple and IBM-compatible personal computers. The Company has two primary lines of business: its Truevision line of digital video production subsystems and its RasterOps line of graphics and imaging products.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. NO INVESTOR SHOULD PURCHASE SUCH SECURITIES UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT.

SUBSTANTIAL RECENT OPERATING LOSSES

    From 1992 to 1993, the Company's revenues declined by approximately $21.7 million (or 18%), from 1993 to 1994, the Company's revenues declined by approximately $20.8 million (or 21%) and from 1994 to 1995, the Company's revenues declined by approximately $12.9 million (or 16%). In addition, the Company has experienced significant operating losses during such periods. There can be no assurance that revenues in the quarter ending September 30, 1995, will equal or exceed revenues for the quarter ended July 1, 1995, or that the Company will not experience significant operating losses in the future. As of July 1, 1995, the Company had an accumulated deficit of approximately $29.0 million. The Company believes that continued investment in its business, particularly research and development, is critical to its future growth and competitive position. The Company, therefore, may experience increased operating expenses, and in particular, research and development expenses in future periods. There can be no assurance that increased research and development and other efforts will result in successful product introductions or enable the Company to maintain or increase sales, and there can be no assurance that the Company will ever return to profitability.

SIGNIFICANT VOLATILITY IN OPERATING RESULTS

    In the past, the Company has experienced significant fluctuations in its quarterly operating results, and it anticipates that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the price of the Company's common stock. Operating results may fluctuate as a result of many factors, including announcements by the Company, its competitors or the manufacturers of the platforms with which its products are used, volume and timing of orders received during the period, the timing of new product introductions by the Company and its competitors, product line maturation, the impact of price competition on the Company's average selling prices, the availability and pricing of components for the Company's products, changes in product or distribution channel mix and product returns or price protection charges from customers. Many of these factors are beyond the Company's control. In addition, due to the short product life cycles that characterize the Company's markets, the Company's failure to introduce new, competitive products consistently and in a timely manner would adversely affect operating results for one or more product cycles.

    The volume and timing of orders received during a quarter are difficult to forecast. The Company's retail and distribution customers generally place orders on an as-needed basis and, as a result, backlog at the beginning of each quarter represents only a small percentage of the product sales anticipated in that quarter for those customers. Quarterly net sales and operating results therefore depend on the volume and timing of bookings received during a quarter, which are difficult to forecast. As a result, a shortfall in sales in any quarter in comparison to expectations may not be identifiable until the end of the quarter. In addition, in large part due to delays in receipt of component supplies and manufacturing delays, the Company has in the past recorded a substantial portion of its revenues in the last weeks of the quarter. Notwithstanding the difficulty in forecasting future sales, the Company generally must plan production, order components and undertake its development, sales and marketing activities and other commitments months in advance. Accordingly, any shortfall in revenues in a given quarter may impact the Company's operating results due to an inability to adjust expenses or inventory during the quarter to match the level of revenues for the quarter. Excess inventory could also result in cash flow difficulties as well as expenses associated with inventory writeoffs.

RISKS ASSOCIATED WITH MANUFACTURING OPERATIONS

    Recent events at the Company have subjected it to significant manufacturing risks. A significant part of the RasterOps product line was monitors that were acquired fully assembled from the Company's suppliers and that had relatively high unit prices. Truevision products are primarily complex board level products, which require significantly more sophisticated manufacturing technologies and operations and some of which sell for significantly less per unit than monitors. In addition, the Company has recently transitioned its Truevision manufacturing operations from Indiana to its Santa Clara, California headquarters. Furthermore, the Company has recently introduced several new, complex board level products. These factors have placed a substantial strain on the Company's manufacturing operations, and the Company has experienced significant dislocations in connection with these factors. The Company's future operating results will depend in part on its ability to rapidly and cost-effectively ramp manufacturing of complex new and existing board products. Any delays or dislocations in this process could have a material adverse effect on the Company's business and results of operations.

DISCONTINUANCE OF RASTEROPS GRAPHICS PRODUCTS; INCREASING DEPENDENCE ON TRUEVISION VIDEO GRAPHICS PRODUCTS

    Historically, the Company has derived a significant majority of its revenues from sales of RasterOps color graphics products for the Apple platform. In the years ended June 30, 1994 and July 1, 1995, sales of RasterOps products accounted for $46.1 million (or 58% of revenues) and $21.0 million (or 32% of revenues), respectively. In particular, the Company's RasterOps monitor business contributed $30.4 million and $13.7 million to the Company's revenues in fiscal 1994 and 1995, respectively. In recent periods, the Company has determined to eliminate several RasterOps product lines (including its monitor products) and to shift its focus from RasterOps products to Truevision products generally. In the quarter ended July 1, 1995, RasterOps products accounted for approximately $2.1 million (or 13% of product sales), and Truevision and OEM products accounted for approximately $14.2 million (or 87% product sales). In light of the declines in sales of RasterOps products, the Company's future operating results will substantially depend upon sales of Truevision and OEM products. There can be no assurance that the Company will be successful in maintaining or increasing sales of Truevision and OEM products.

DEPENDENCE ON EMERGING MARKET

    The market for digital desktop video authoring products is an emerging one, and the size and timing of its development are subject to substantial uncertainties and are outside the control of the Company. There can be no assurance of the rate, if any, that applications requiring development of new video content will develop or of the rate, if any, at which digital, open-system, desktop solutions for video authoring will achieve market acceptance. If the market for digital desktop video authoring were to fail to develop, or were to develop more slowly than anticipated, the Company's business, financial position and results of operations would be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE; NEED FOR MARKET ACCEPTANCE OF DVR ARCHITECTURE

    The personal computer and workstation industry and the related computer imaging market are characterized by intense competition, rapidly changing technology and evolving industry standards, often resulting in short product life cycles and rapid price declines. Accordingly, the Company's success is highly dependent on its ability to develop, introduce to the marketplace in a timely manner and sell complex new products. In this respect, the Company has recently introduced and plans to introduce additional new versions of its Targa 2000 product for the PCI bus. The Company has in the past experienced some delays in product introductions due to longer than anticipated development and the time required to obtain necessary components, as well as delays in market acceptance. If the Company were to experience similar delays in the future, with respect to its PCI bus product or otherwise, the Company's results of operations could be materially adversely affected.

    The Company's most recent introductions in the Truevision product line, including the Targa 2000, are based on the Company's DVR architecture, and it is expected that any new Truevision products introduced in the foreseeable future will also be based on the DVR architecture. The DVR architecture is a new technology that has not yet achieved widespread commercial acceptance, and there can be no assurance that it will do so in the future. Failure of the DVR architecture to achieve widespread commercial acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS AND SUBCONTRACTORS

    Certain components used in the Company's products are currently available only from a single source, and others are available from only a limited number of sources. In particular, the Company's "hub" chips that are the basis of the most recent generation of Truevision products are available only from LSI Logic Corporation and are subject to substantial lead times, and other components (particularly certain ASICs) are also available only from single sources. In the past, the Company has experienced delays in the receipt of certain of its key components and discontinuations of certain components, which have resulted in delays in product deliveries. In particular, delays in receipt of certain components interfered with the Company's ability to ship certain products in the quarter ended April 1, 1995, and had a material adverse effect on the Company's results of operations for that quarter. There can be no assurance that delays in key components and product deliveries will not recur in the future or that these vendors will continue to supply the Company. The inability to obtain sufficient key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments to the Company's customers. Any such delays or reductions could have a material adverse effect on the Company's reputation and customer relationships which could, in turn, have a material adverse effect on the Company's business and results of operations. In addition, shortages of raw materials or production capacity constraints at the Company's subcontractors or suppliers could negatively affect the Company's ability to meet its production obligations and result in increased prices for components. Any such reduction may result in delays in shipments of the Company's products or increase the prices of components, either of which could have a material adverse effect on the Company's business and results of operations.

    For the assembly of its products, the Company relies primarily on subcontractors who use components purchased, tested and kitted by the Company. The Company has in the past experienced interruptions in these services and delays in product deliveries, which have in certain cases had a material adverse effect on the Company's results of operations for particular periods (including the quarter ended April 1, 1995), and there can be no assurance that such problems will not recur in the future. The process of qualifying additional subcontractors could be a lengthy one, and the inability of any of the Company's subcontractors to provide the Company with these services in a timely fashion could have a material adverse effect on the Company's operations until such time as alternate sources of such services are established and the quality of such services reaches an acceptable level.

FUTURE CAPITAL NEEDS UNCERTAIN

    The Company's future capital requirements will depend upon many factors, including the extent and timing of the Company's products in the market, the progress of the Company's research and development, the Company's operating results and the status of competitive products. The Company anticipates that existing capital resources and cash generated from operations, if any, will be sufficient to meet the Company's cash requirements for at least the next twelve months at its current level of operations. The Company's actual capital needs are difficult to predict, however, and there can be no assurance that the Company will not require additional capital prior to such time. In particular, the Company may seek additional funding during the next twelve months and would likely do so after such time to finance working capital, although the Company is unable to predict the amount and timing of such capital needs at this time. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all, when required by the Company. Shortages of working capital may cause delays in the Company's ability to timely obtain adequate supplies of components or sub-contracted services. The Company has in the past experienced, and may continue to experience, difficulties and delays in obtaining certain components and services on a timely basis due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business and results of operations. Moreover, if additional financing was not available, the Company could be required to reduce or suspend its operations, seek a merger partner or sell securities on terms that are highly dilutive or otherwise disadvantageous to the Company's current shareholders. If adequate financing sources are insufficient or not available, the Company's financial position and results of operations could be materially adversely affected.

    The Company currently has a line of credit with a commercial bank that includes financial and other covenants that must be satisfied for borrowings to be permitted and that limits borrowings to percentages of accounts receivable. The Company has within the last twelve months been in violation of certain of the covenants. Although the Company is currently in compliance with the bank agreement, there can be no assurance that waivers would be granted in the future, if necessary. If the Company were unable to access the line of credit as required, its business, financial position and results of operations could be materially adversely affected.

COMPETITION

    The Company's markets are intensely competitive, and the Company expects this competition to continue to increase. The Company has experienced continued competitive pricing pressures on a number of its product lines, and the Company expects that these pricing pressures will continue. To the extent that competitive pressures require price reductions more rapidly than the Company is able to cut its costs, the Company's gross margins and results of operations will be adversely affected. Many of the Company's competitors are more established, have greater name recognition and have significantly greater financial, technological, production and sales and marketing resources than the Company. In addition to products currently in production by such competitors, the Company expects that additional competitive products will be developed and that new companies will enter its markets, both of which will continue to increase competition. There can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. The Company believes that its ability to compete depends on elements both within and outside its control, including the success and timing of new product development by the Company and its competitors, product performance and price, distribution and general economic conditions or by a downturn in the demand for personal computers or workstations. There can be no assurance that the Company will be able to compete successfully with respect to these or other factors, and the Company's results of operations may fluctuate from quarter to quarter due to these and other factors.

DEPENDENCE ON KEY PERSONNEL; RECENT MANAGEMENT CHANGES

    The Company's future success substantially depends on the efforts of certain of its officers and key technical and other employees, many of whom have only recently joined the Company. In particular, the Company's Chief Executive Officer was hired in October 1994, and since that date, the Company has hired several new executive officers. The loss of any one of these officers or employees could have a material adverse effect on the Company's business and results of operations. The Company believes that its future success also substantially depends on its ability to attract, retain and motivate highly skilled employees, who are in great demand. There can be no assurance that the Company will be successful in doing so.

SHORT PRODUCT LIFE CYCLES

    The market in which the Company operates is increasingly being characterized by frequent new product introductions, which can result in short product life cycles. The Company must continually monitor industry trends and make difficult choices in selecting new technologies and features to incorporate into its products. Each new product cycle presents new opportunities for current or prospective competitors of the Company to gain market share. If the Company does not successfully introduce new products within a given product cycle, the Company's sales will be adversely affected for that cycle and possibly subsequent cycles. Moreover, because of the possibility of short product life cycles coupled with long lead times for many components used in the Company's products, the Company may not be able to reduce quickly its production or inventory levels in response to unexpected shortfalls in sales or, conversely, to increase production in response to unexpected demand.

    As is customary for high technology companies, sales of individual products can often be characterized by steep declines in sales, pricing and margins toward the end of the respective product's life cycle, the precise timing of which may be difficult to predict. As new products are planned and introduced, the Company attempts to monitor closely the inventory of older products and to phase out their manufacture in a controlled manner. Nevertheless, the Company has in the past experienced and could in the future experience unexpected reductions in sales of older generation products as customers anticipate new products. These reductions have resulted in and could in the future give rise to additional charges for obsolete or excess inventory, returns of older generation products by distributors, or substantial price protection charges. To the extent that the Company is unsuccessful in managing product transitions, its business and operating results could be materially adversely affected.

DEPENDENCE ON AVID

    During the quarter and the fiscal year ended July 1, 1995, Avid Technology, Inc. ("Avid") accounted for approximately 29.2% and 15.7%, respectively, of the Company's revenues. The Company's operating results have depended increasingly upon its ability to obtain orders from, maintain relationships with and provide support to Avid and other key customers, and this dependence could increase in the future. In addition, Avid or other key customers could design their own products competitive with those of the Company. Any cancellation of, or reduction or delay in, orders from Avid or other key customers could have a material adverse effect on the Company's business and results of operations. In addition, the Company's agreement with Avid provides that Avid has the right to manufacture products upon payment of a royalty rather than purchasing them from the Company. Avid does not yet manufacture any of the Company's products. If Avid chooses to manufacture the Company's products rather than purchase them, the Company's revenues, gross margins and operating income would be adversely affected. There can be no assurance that Avid will not choose to manufacture the Company's products in the future.

RELATIONSHIP WITH SYSTEM SOFTWARE VENDORS

    The Company's open systems, desktop strategy is substantially dependent on its ability to maintain product compatibility and relationships with system software vendors such as Microsoft and Apple. If the Company's relationship with either Microsoft or Apple were to deteriorate, its business and results of operations could be materially adversely affected.

UNCERTAINTY REGARDING PROPRIETARY RIGHTS

    The Company attempts to protect its intellectual property rights through patents, trademarks, trade secrets and a variety of other measures. There can be no assurance, however, that such measures will provide adequate protection for the Company's intellectual property, that the Company's trade secrets or proprietary technology will not otherwise become known or become independently developed by competitors or that the Company can otherwise meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, that any rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claim sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. The failure of the Company to protect its proprietary rights could have a material adverse effect on its business, financial condition and results of operations.

    Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management resources and could have a material adverse effect on the Company's business, financial condition and results of operations. From time to time in the past the Company has received communications from third parties alleging that the Company may be in violation of such third parties' intellectual property rights, and there can be no assurance that such claims, or claims for indemnification resulting from infringement claims against others, will not be asserted in the future. If any such claims or actions are asserted against the Company, the Company may seek to obtain a license under a third parties' intellectual property rights. There can be no assurance, however, that a license would be obtainable on reasonable terms or at all. In addition, should the Company be required to litigate any such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation.

INTEGRATION OF PRODUCT FUNCTIONALITY BY MOTHERBOARD MANUFACTURERS

    In general, the Company's products are individual add-in subsystems which function with computer systems to provide additional functionality. Historically, as a given functionality becomes technologically stable and widely accepted by users, the cost of providing the functionality is typically reduced by means of large scale integration onto semiconductor chips which are then incorporated onto motherboards. The Company has experienced such integration and incorporation and expects that it will continue to occur with respect to the functionality provided by the Company's products. The Company's success will remain dependent, in part, on its ability to continue to develop products which incorporate new and rapidly evolving technologies that computer makers have not yet fully incorporated into motherboards, and there can be no assurance that incorporation of new functionalities onto motherboards will not adversely affect the market for the Company's products.

INTERNATIONAL OPERATIONS

    For the fiscal years ended June 30, 1994 and July 1, 1995, approximately 31% and 30%, respectively, of the Company's net sales were derived from sales to international customers. The Company expects that international sales will continue to represent a significant portion of net sales. Although the Company's sales are denominated in dollars, its international business may be affected by changes in demand resulting from fluctuations in exchange rates as well as by risks such as unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international distributors, potentially adverse tax consequences, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

VOLATILITY OF STOCK PRICE

    The market price of the Company's Common Stock has been volatile and trading volumes have been relatively low. Factors such as variations in the Company's revenue, operating results and cash flow and announcements of technological innovations or price reductions by the Company, its competitors, or providers of alternative products could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, the stock markets have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Company's Common Stock.

    The Company has recently received a request from the National Association of Securities Dealers, Inc. (the "NASD") in connection with the Company's private placement of securities consummated in June 1995. The NASD has asked the Company to verify that the placement was consistent with the NASD's shareholder approval requirements. The Company believes that there was no violation of such shareholder approval requirements. However, the Company and the NASD have not reached a resolution of this matter at this time, and there can be no assurance that the NASD will not take action against the Company in connection with such matter. Such action could include removing the Company from quotation on the Nasdaq National Market or from quotation on the Nasdaq Stock Market entirely.

SHARES ELIGIBLE FOR FUTURE SALE

    Substantially all of the Company's issued and outstanding shares (12,395,545
as   of  August  25,   1995)  are  freely  tradeable   subject  to,  in  certain
circumstances, compliance with Rule 144 or Rule 701 under the Securities Act.

                              SELLING SHAREHOLDERS

    The following table sets forth the names of the Selling Shareholders and the number of Shares being offered by each of them hereby. Upon completion of the offering, assuming all Shares being offered are sold, none of the Selling Shareholders will own any shares of Common Stock. The Shares are being registered to permit secondary trading of the Shares, and the Selling
Shareholders may offer Shares for resale from time to time. See "PLAN OF DISTRIBUTION."

    JUNE 1993 PRIVATE PLACEMENT. A certain Selling Shareholder acquired shares of Common Stock and a warrant to purchase Common Stock pursuant to a Private Placement Agreement (the "Private Placement Agreement") dated as of June 7, 1993 between the Company and Scitex Corporation Ltd ("Scitex"). Scitex purchased 1,250,000 shares of Common Stock at a price of $8.00 per share and a warrant (the "Scitex Warrant") to purchase such additional shares of Common Stock so that the aggregate number of shares of Common Stock acquired by Scitex directly from the Company as of the date of any such purchase would not exceed 19.99% of the then issued and outstanding shares of Common Stock of the Company, at an exercise price of $9.00 per share.

    Scitex represented in the Private Placement Agreement that it was an accredited investor and was purchasing the Common Stock and the Scitex Warrant for investment and not with a view to, or for a sale in connection with, any distribution within the meaning of the Securities Act.

    Scitex acquired certain additional shares being registered for resale hereby from a private party in a separate transaction.

    JUNE 1995 UNIT PRIVATE PLACEMENT. Certain Selling Shareholders acquired shares of Common Stock and warrants to purchase Common Stock (the "Warrants") pursuant to Unit Purchase Agreements (the "Unit Purchase Agreements") dated as of June 9, 1995, among the Company and those Selling Shareholders (the "Unit Purchasers"). The Unit Purchasers purchased a total of 500,000 units (each a "Unit," and collectively, the "Units") at a price of $17.725 per Unit. Each Unit consisted of four shares of the Company's Common Stock and a Warrant to purchase one share of Common Stock for $5.22 per share.

    The Unit Purchasers represented in the Unit Purchase Agreements that they were accredited investors and were purchasing the Common Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants for investment and not with a view to, or for a sale in connection with, any distribution within the meaning of the Securities Act. The Unit Purchase Agreements require the Company to file a registration statement under the Securities Act, to which this Prospectus relates, with respect to the resale of the applicable Shares. The Unit Purchase Agreements also require the Company to use its best efforts, including the preparation and filing of appropriate amendments and supplements to the registration statement, to keep the registration statement effective until the earlier of (i) June 19, 1998, (ii) such date as all of the Shares have been resold by the Unit Purchasers, or (iii) such time as all of the Shares held by the Unit Purchasers can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 promulgated thereunder ("Rule 144).

    Robertson, Stephens & Company, L.P., ("RS & Co.") acted as placement agent for the Company in connection with the private placement of the Preferred Units. For the performance of such services RS & Co. was paid a fee by the Company including a warrant to purchase 135,824 shares.

    AUGUST 1995 COMMON STOCK PRIVATE PLACEMENT. Certain other Selling Shareholders acquired Common Stock pursuant to Stock Purchase Agreements (the "Stock Purchase Agreements"), dated as of August 4, 1995, among the Company and those Selling Shareholders (the "Common Stock Purchasers"). The Common Stock Purchasers purchased a total of 650,000 Shares at a price of $6.587 a share.

    The Common Stock Purchasers represented in the Stock Purchase Agreements that they were accredited investors and were purchasing the Common Stock for investment and not with a view to, or for a sale in connection with, any distribution within the meaning of the Securities Act. The Stock Purchase Agreements require the Company to file a registration statement under the Securities Act, to which this Prospectus relates, with respect to the resale of the applicable Shares. The Stock Purchase Agreements also require the Company to use its best efforts, including the preparation and filing of appropriate amendments and supplements to the registration statement, to keep the registration statement effective until the earlier of (i) August 8, 1998, (ii) such date as all of the Shares have been resold by the Common Stock Purchasers, or (iii) such time as all of the Shares held by the Common Stock Purchasers can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144.

    RS&Co. acted as placement agent for the Company in connection with the private placement pursuant to the Stock Purchase Agreements. For the performance of such services, RS&Co. was paid a fee by the Company.

    Because the Selling Shareholders may sell all or some portion of the Shares covered by this Prospectus, no estimate can be given as to the number of Shares and the percentage of outstanding Common Stock that will be held by any of them after any particular sale.

                                     *  *  *

    The following table and accompanying footnotes identify each Selling Shareholder and based upon information provided to the Company, set forth information as of September , 1995 with respect to the Shares held by or acquirable by, as the case may be, each Selling Shareholder.

                                                                                   NUMBER OF SHARES    PERCENT OF
                                                                       NUMBER OF    ACQUIRABLE UPON   TOTAL BEFORE
                        SELLING SHAREHOLDER                           SHARES HELD  WARRANT EXERCISE   OFFERING (1)
--------------------------------------------------------------------  -----------  -----------------  -------------
21st Century Communications Partners, L.P.                                504,940          126,235            5.0
21st Century Communications, Foreign                                       67,980           16,995          *
21st Century Communications T-E Partners, L.P.                            171,800           42,950            1.7
Applewood Associates, L.P.                                                267,280           66,820            2.7
Ardent Research Partners, L.P.                                            100,000           25,000            1.0
Ardsley Partners Fund I, L.P.                                              80,000         --                *
Bayview Investors, Ltd.                                                    43,000          227,324            2.1
Core Technology Fund, Inc.                                                 82,120           12,510          *
Crossover Fund, L.P.                                                       36,000         --                *
Crown Capital Management                                                   30,000            7,500          *
Deutsche Bank AG                                                          483,000         --                  3.9
Executive Technology, L.P.                                                 37,207            6,088          *
KMF Partners, L.P.                                                         36,500         --                *
Lang H. Gerhard                                                           132,000           33,000            1.3
Matrix Technology Group N.V.                                               40,561            7,889          *
Montsol Investments, N.V.                                                  16,526            2,729          *
Scitex Corporation Ltd.                                                 1,820,000        1,834,645(2)        25.7
Sci-Tech Investment Partners, L.P.                                         57,029            9,111          *
Security Management Capital                                                24,000            6,000          *
Security Trend Partners                                                    27,500         --                *
SG Partners, L.P.                                                          41,385            6,180          *
Yale University                                                           220,302           36,853            2.1
Yale University Retirement Plan for Staff Employees                        15,870            2,640          *
Vereins und Westbank                                                      135,000         --                  1.1
    TOTAL                                                               4,470,000        2,470,469           46.7

------------------------
*    Less than One Percent

(1) As of August 25, 1995. On August 25, 1995, the outstanding Common Stock of the Company was 12,395,545

(2) Includes an additional 300,000 shares which may be acquirable pursuant to the terms of the Scitex Warrant.

                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the Shares offered hereby from time to time on the Nasdaq National Market, in privately negotiated transactions or otherwise and that sales will be made at fixed prices that may be changed, at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Brokerage fees may be paid by the Selling Shareholders, which may be in excess of usual and customary brokerage fees. Broker-dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market in privately negotiated transactions or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

    The Company and the Selling Shareholders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act.

    Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

    There can be no assurance that any of the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Company s Annual Report on Form 10-K for the year ended July 1, 1995, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is and, the Common Stock issuable upon the exercise of the Scitex Warrant and the Warrants, when issued in accordance with their respective terms, will be duly and validly issued, fully paid and non-assessable.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC Registration Fee...........................................  $22,062.92
Nasdaq listing fee.............................................  $17,500.00
Accountant's fees and expenses.................................  $10,000.00
Legal fees and expenses........................................  $10,000.00
Miscellaneous..................................................  $ 5,437.08
                                                                 ----------
    Total......................................................  $65,000.00
                                                                 ----------
                                                                 ----------

* Represents expenses relating to the distribution by the Selling Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders. All amounts are estimates except for the SEC Registration Fee and the Nasdaq listing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company has adopted provisions in its Amended and Restated Articles of Incorporation that eliminate the personal liability of its directors to the Company and its shareholders for monetary damages arising from a breach of their fiduciary duties in certain circumstances and authorize the Company to indemnify its directors and agents by bylaw, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws, as amended, provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

    Commencing in February 1988, the Company entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

ITEM 16.  EXHIBITS.

  EXHIBIT
  NUMBER
-----------
      *5.1   Opinion of Wilson Sonsini Goodrich & Rosati
      23.1   Consent of Price Waterhouse LLP, independent accountants.
     *23.2   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)
      24.1   Power of Attorney (contained on Page II-3)
      27.1   Financial Data Schedule

------------------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table of this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on September 15, 1995.

                                          RASTEROPS

                                          By:         /s/ LOUIS J. DOCTOR

                                             -----------------------------------
                                                       Louis J. Doctor
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis J. Doctor and R. John Curson jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3 or abbreviated registration statement with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                             DATE
---------------------------------------------  -----------------------------------------  -----------------------

               /s/ WALTER W. BREGMAN
    ------------------------------------       Chairman of the Board                        September 15, 1995
              Walter W. Bregman

                 /s/ LOUIS J. DOCTOR
    ------------------------------------       President, Chief Executive Officer and       September 15, 1995
               Louis J. Doctor                  Director (Principal Executive Officer)

                 /s/ R. JOHN CURSON            Senior Vice President, Finance, Chief
    ------------------------------------        Financial Officer and Secretary             September 15, 1995
               R. John Curson                   (Principal Financial Officer)

                 /s/ HARVEY CHESLER
    ------------------------------------       Corporate Controller (Principal              September 15, 1995
               Harvey Chesler                   Accounting Officer)

           /s/ DANIEL D. TOMPKINS, JR.
    ------------------------------------       Director                                     September 15, 1995
           Daniel D. Tompkins, Jr.

              /s/ WILLIAM H. MCALEER
    ------------------------------------       Director                                     September 15, 1995
             William H. McAleer

               /s/ KIETH E. SORENSON
    ------------------------------------       Director                                     September 15, 1995
              Kieth E. Sorenson

              /s/ CONRAD J. WREDBERG
    ------------------------------------       Director                                     September 15, 1995
             Conrad J. Wredberg

           /s/ GORDON E. EUBANKS, JR.
    ------------------------------------       Director                                     September 15, 1995
           Gordon E. Eubanks, Jr.

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                           DESCRIPTION                                           PAGE
-----------  ---------------------------------------------------------------------------------------     -----
      23.1   Consent of Price Waterhouse LLP, independent accountants
      24.1   Power of Attorney (contained on Page II-3)
      27.1   Financial Data Schedule